Exhibit 23.1c

We consent to the inclusion in the Registration Statement (Post Effective Amendment No.5 to Form S-1) of OICco Acquisition I, Inc. of our reports for its consolidated balance sheet as of December 31, 2011, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the year ended, and for the period from inception on July 24, 2009 to December 31, 2011. And for its subsidiary, Imperial Automotive Group, Inc., dated November 2, 2011, with respect to its balance sheet as of October 15, 2011, and the related statements of operations, stockholders' equity (deficit), and cash flows for the period from inception on October 12, 2011 to October 15, 2011 to be included in this Registration Statement.

/s/ Sam Kan & Company ___________________________________
Firm’s Manual Signature
Alameda, CA ___________________________________
City, State
July 20, 2012 ___________________________________
Date